400 Collins Road NE Cedar Rapids, Iowa 52498

EXHIBIT 99.1

News Release

Rockwell Collins reports fourth quarter 2011 earnings per share increased 20% to $1.13

•	Full year operating cash flow of $657 million, 104% of net income

•	Full year earnings per share up 15% to $4.06

•	Reiterate fiscal year 2012 guidance

CEDAR RAPIDS, Iowa (October 28, 2011) - Rockwell Collins, Inc. (NYSE: COL) today reported fourth quarter fiscal year 2011 net income of $175 million, an increase of $25 million, or 17%, from $150 million in the same period last year. Earnings per share for the quarter were $1.13, an increase of $0.19, or 20%, from earnings per share of $0.94 in the fourth quarter of 2010. Earnings per share and net income for the fourth quarter of 2011 include an $0.11, or $17 million gain ($27 million before income taxes) from the divestiture of the Rollmet business and an offsetting restructuring charge of $0.11, or $17 million ($27 million before income taxes).

The company reported a sales increase of $25 million, or 2%, to $1.296 billion for the fourth quarter of 2011 compared to sales of $1.271 billion for the same period a year ago. Total segment operating earnings increased 9% to $271 million, or 20.9% of sales, for the fourth quarter of 2011 compared to $248 million, or 19.5% of sales, for the fourth quarter of 2010.

Full year 2011 earnings per share increased 15% to $4.06 compared to $3.52 last year.  The increase in earnings per share resulted from higher sales, increased segment operating margins, a lower effective income tax rate and the favorable impact from share repurchases. Total company sales for fiscal year 2011 increased $175 million, or 4% to $4.806 billion driven by a 13% increase in Commercial Systems sales partially offset by a 2% reduction in Government Systems.

Cash provided by operating activities for fiscal year 2011 totaled $657 million driven by $411 million of operating cash flow during the fourth quarter of 2011. Operating cash flow as a percent of net income was 104% for fiscal year 2011.

”I am pleased with the performance of our business as we closed out fiscal year 2011, especially related to cash flow generation and increased operating margins,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “Commercial Systems continued to realize strong revenue growth and rapidly expanding operating margins, while Government Systems sustained its robust operating margins in the face of modestly declining sales.”

Jones went on to state, “The balance and diversity of our business should enable continued revenue growth for fiscal year 2012 driven by the strength of commercial markets. We also expect to realize additional operating margin expansion, cash flow generation aligned with our long-term goals, and earnings per share growth at more than three times the rate of sales growth.”

Following is a discussion of fiscal year 2011 fourth quarter sales and earnings for each business segment. Commercial Systems' segment results exclude the results of the Rollmet business for all periods presented. The divestiture of Rollmet closed during the fourth quarter of fiscal year 2011 and is classified as a discontinued operation.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2011 fourth quarter sales of $517 million, an increase of $44 million, or 9%, compared to sales of $473 million reported for the same period last year.

Sales related to aircraft original equipment manufacturers increased $37 million, or 16%, to $268 million driven by higher product deliveries for the Bombardier Global platform and increased sales of avionics to air transport OEMs resulting from higher aircraft production rates. Aftermarket sales increased $6 million, or 3%, to $214 million primarily driven by increased service and support sales partially offset by the absence of Project Liberty spares delivered in same period last year.

Commercial Systems fourth quarter operating earnings increased $22 million, or 28%, to $101 million, resulting in an operating margin of 19.5%, compared to operating earnings of $79 million, and an operating margin of 16.7%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to higher sales volume, partially offset by higher company-funded research and development and selling, general and administrative expenses.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense around the world. Beginning in the fourth quarter of fiscal year 2011, Government Systems sales have been reclassified into Avionics, Communication products, Surface solutions and Navigation products to provide enhanced clarity of the sales drivers of the business.  Presentation of sales by the new product categories has been provided for certain prior periods in the Supplemental Information table of this press release.

Sales in the fourth quarter of 2011 were $779 million, a decrease of $19 million, or 2%, compared to the $798 million reported for the same period last year. Avionics sales increased $4 million, or 1%, from the fourth quarter of 2010 due to increased sales for the KC-46A tanker and the E-6 aircraft upgrade programs, offset by a decline resulting from the completion of deliveries for the KC-135 GATM program. Communication product sales declined by $14 million, or 7%, primarily due to the completion of deliveries last year for two satellite communication upgrade programs. Surface solutions sales increased $2 million, or 2%, resulting from increased deliveries of public safety vehicle systems and increased revenue for the Common Range Integrated Instrumentation System program, partially offset by two programs terminated for convenience in the third quarter. Sales of Navigation products decreased by $11 million, or 12%, primarily driven by fewer deliveries of Defense Advanced GPS Receiver products.

Government Systems fourth quarter operating earnings increased $1 million to $170 million, resulting in an operating margin of 21.8%, compared to operating earnings of $169 million, and an operating margin of 21.2%, for the same period last year. The increase in operating earnings and margin was primarily the result of improved operating efficiency partially offset by lower sales.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company's business segments were $14 million for the fourth quarter of 2011 compared to $18 million in the same period last year.  The reduction was primarily driven by lower pension expenses. During the fourth quarter of 2011, the company recorded a restructuring charge of $27 million ($17 million after income taxes), or $0.11 per share, related to certain asset impairment charges, facility rationalization and employee severance costs.

The company's effective income tax rate was 27.9% for the fourth quarter of 2011 compared to a rate of 32.1% for the same period last year. The lower tax rate was primarily driven by the extension of the Federal Research and Development Tax Credit and the increased benefit from the Domestic Manufacturing Deduction.

The company repurchased 0.9 million shares of its common stock in the fourth quarter of 2011 at a total cost of $48 million and in September the company's Board of Directors increased the share repurchase authorization by $700 million. The company also paid dividends on its common stock totaling $36 million, or 24 cents per share.

Discontinued Operations

During the fourth quarter of 2011, the company sold the Rollmet product line for a pre-tax gain of $27 million ($17 million after income taxes). The divestiture and related gain on sale has been accounted for as a discontinued operation for all periods presented. Certain prior period amounts have been reclassified to conform to the current year presentation.  For the three and twelve months ended September 30, 2010, Commercial Systems sales have been reduced by $11 million and $34 million, respectively, and Commercial Systems operating earnings have been reduced by $2 million and $6 million, respectively.

Fiscal Year 2012 Outlook

The following table is a complete summary of the company's fiscal year 2012 financial guidance, which is unchanged from the original issuance on September 15, 2011:

•	Total sales	$4.9 Bil. to $5.0 Bil.

•	Total segment operating margins	20.5% to 21.5%

•	Earnings per share from continuing operations	$4.40 to $4.60

•	Cash flow from operations	$625 Mil. to $725 Mil.

•	Research & development costs	About $900 Mil.

•	Capital expenditures	About $150 Mil.

Business Highlights

Rockwell Collins Pro Line Fusion® and Primary Flight Control Computer selected for Bombardier Global 7000 and Global 8000 Jets
Rockwell Collins’ Pro Line Fusion avionics system and Primary Flight Control Computer were selected for the Bombardier Global 7000 and Global 8000 aircraft, both of which feature the Global Vision flight deck.

Rockwell Collins Ascend™ Aircraft Information Manager installed and certified
Rockwell Collins Ascend Aircraft Information Manager gives operators of aircraft equipped with Pro Line 4™ or Pro Line 21™ the ability to securely, automatically and wirelessly transfer data to and from their aircraft. This software was installed and certified for the first time on a Dassault Falcon 50EX. Through the Ascend Aircraft Information Manager subscription service, these systems create a wireless link between the aircraft and ground stations around the world to automatically transfer information to and from the Ascend Data Center.

Rockwell Collins to bring advanced capabilities of Pro Line Fusion® avionics to turboprops and light jets, debuting on King Air aircraft
Rockwell Collins announced its industry-leading Pro Line Fusion integrated avionics system is now available for turboprops and light jet aircraft. This latest configuration of Pro Line Fusion includes the industry’s first touch-control primary flight displays, integrated head-up synthetic vision, and autonomous backup flight control modes. Additional features include MultiScan™ weather threat detection and full integration with Ascend flight information solutions. The initial launch will be as a retrofit display option from Hawker Beechcraft Global Customer Support (GCS) for Pro Line 21-equipped King Air aircraft.

Data Link Solutions was awarded a $24 million contract to deliver MIDS-LVTs to U.S. and coalition forces
Data Link Solutions, a joint venture between Rockwell Collins and BAE Systems, was awarded a $24 million contract from the U.S. Navy Space and Naval Warfare Systems Command to provide Link 16 terminals to U.S. and coalition forces. These Multifunctional Information Distribution System-Low Volume Terminals (MIDS-LVTs) provide real-time data communications, situational awareness, navigation and digital voice, all in a jam-resistant, crypto-secured package. Link 16 is the tactical data exchange network used by the U.S., NATO, and its allies.

Rockwell Collins introduced new SATCOM SWE-DISH CCT200 Fly-Away terminal
Rockwell Collins introduced the CCT200 Fly-Away fully integrated terminal including the unique modular design of the CommuniCaseTM Technology (CCT) concept, which results in a more flexible and reliable offering than previously available. The compact and easily transported CCT200 Fly-Away extends the highly successful CCT product family with improved data throughput, higher link availability and operates within a wider satellite footprint. The CCT’s flexibility provides easily interchangeable components in the field to establish a new system configuration.

Rockwell Collins announced innovative new single-aisle IFE system with PAVES™ 3
Rockwell Collins unveiled PAVES3 – the industry’s most versatile single-aisle in-flight entertainment (IFE) system that features a scalable high-definition in-seat solution designed for maximum reliability. PAVES 3 is the only single-aisle digital IFE system to offer customizable cabin configurations. Airlines can select from a variety of overhead and in-seat monitor combinations throughout the aircraft. The HD on-demand, in-seat solution maximizes passenger and operator satisfaction with a vast range of innovative features powered by a robust operating system.

Rockwell Collins selected by Inmarsat GX to be exclusive Ka broadband satcom terminal provider for commercial aviation
Rockwell Collins signed an agreement with Inmarsat, the leading provider of global mobile satellite communications services and will play a major role in bringing global broadband connectivity to business, commercial air transport and government aircraft. Under terms of the agreement in principle, Rockwell Collins will be the sole lead for the development, production and distribution of user terminals and provide service for future Inmarsat Global Xpress (GX) aeronautical services to the aviation industry. Inmarsat and Rockwell Collins have entered into negotiations that are expected to lead to definitive agreements by December 2011.

MAV6 selected Rockwell Collins for Blue Devil Block II program
Rockwell Collins was selected to play a key role on the U.S. Air Force Blue Devil Block II unmanned aerial system by providing a full suite of systems that will enable the 335-foot-long airship to provide persistent surveillance for the military.  The U.S. Air Force awarded the $86.2 million Blue Devil Block II development contract to MAV6, a defense technology company, who chose Rockwell Collins to equip the airship with a flight control system, vehicle control system and radios. In addition, Rockwell Collins’ networking solutions will provide real-time, ad hoc communications capability for the program.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on October 28, 2011. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 28, 2011.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; the impacts of earthquakes or similar natural disasters, including potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry; potential declining defense budgets resulting from budget deficits in the U.S. and abroad; impact from the delay in the resolution of program funding in the 2012 U.S. defense budget; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

Results for the company's Rollmet business are reported as discontinued operations for all periods presented. Rollmet was previously reported in the Commercial Systems segment.

	Three Months Ended		Years Ended
	September 30		September 30
	2011	2010	2011	2010
Sales
Government Systems	$779	$798	$2,813	$2,861
Commercial Systems	517	473	1,993	1,770
Total sales	$1,296	$1,271	$4,806	$4,631

Segment operating earnings
Government Systems	$170	$169	$592	$606
Commercial Systems	101	79	381	287
Total segment operating earnings	271	248	973	893

Interest expense	(5)	(5)	(19)	(20)
Stock-based compensation	(6)	(7)	(24)	(24)
General corporate, net	(14)	(18)	(48)	(54)
Restructuring and asset impairment charges	(27)	—	(27)	1

Income from continuing operations before income taxes	219	218	855	796

Income tax expense	(61)	(70)	(240)	(239)

Income from continuing operations	158	148	615	557
Income from discontinued operations, net of taxes	17	2	19	4

Net income	$175	$150	$634	$561

Diluted earnings per share:
Continuing operations	$1.02	$0.93	$3.94	$3.50
Discontinued operations	0.11	0.01	0.12	0.02
Diluted earnings per share	$1.13	$0.94	$4.06	$3.52

Weighted average diluted shares outstanding	155.0	159.0	156.1	159.2

The following tables summarize sales by product category and by type of product or service for the three and twelve months ended September 30, 2010 and 2011 (unaudited, in millions):

	Three Months Ended		Years Ended
	September 30		September 30
	2011	2010	2011	2010
Government Systems sales by product category:
Avionics	$414	$410	$1,434	$1,389
Communication products	188	202	698	749
Surface solutions	97	95	377	408
Navigation products	80	91	304	315
Total Government Systems sales	$779	$798	$2,813	$2,861

Commercial Systems sales by product category:
Air transport aviation electronics:
Original equipment	$126	$114	$499	$439
Aftermarket1	112	108	431	380
Wide-body in-flight entertainment products and services2	35	34	119	145
Total air transport aviation electronics	273	256	1,049	964

Business and regional aviation electronics:
Original equipment	142	117	557	466
Aftermarket	102	100	387	340
Total business and regional aviation electronics	244	217	944	806
Total Commercial Systems sales	$517	$473	$1,993	$1,770

Commercial Systems sales by type of product or service:
Total original equipment	$268	$231	$1,056	$905
Total aftermarket1	214	208	818	720
Wide-body in-flight entertainment products and services2	35	34	119	145
Total Commercial Systems sales	$517	$473	$1,993	$1,770

1 For the three and twelve months ended September 30, 2010, air transport aviation electronics aftermarket sales have been reduced by $11 million and $34 million, respectively, to reflect the impact of classifying Rollmet as a discontinued operation.

2 For the three and twelve months ended September 30, 2010, $23 million and $95 million have been reclassified from air transport aftermarket sales to wide-body in-flight entertainment products and services to conform to current year presentation. Reclassified amounts relate to revenue from twin-aisle IFE services and support activities.

The following table summarizes total Research & Development expenses by segment and funding type for the three and twelve months ended September 30, 2011 and 2010 (unaudited, dollars in millions):

	Three Months Ended		Years Ended
	September 30		September 30
	2011	2010	2011	2010
Research and Development Expense:
Customer-funded:
Government Systems	$124	$119	$460	$437
Commercial Systems	20	22	90	79
Total Customer-funded	144	141	550	516

Company-funded:
Government Systems	34	33	116	115
Commercial Systems	64	58	239	230
Total Company-funded	98	91	355	345

Total Research and Development Expense	$242	$232	$905	$861

Percent of Total Sales	18.7%	18.3%	18.8%	18.6%

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	September 30
	2011	2010
Assets
Cash and cash equivalents	$530	$435
Receivables, net	969	1,024
Inventories, net	1,195	1,004
Current deferred income taxes	106	129
Other current assets	89	97
Total current assets	2,889	2,689

Property	754	707
Goodwill	780	766
Intangible assets	308	306
Long-term deferred income taxes	448	389
Other assets	210	207
Total assets	$5,389	$5,064

Liabilities and equity
Short-term debt	$—	$24
Accounts payable	485	420
Compensation and benefits	324	259
Advance payments from customers	269	324
Product warranty costs	148	183
Other current liabilities	269	242
Total current liabilities	1,495	1,452

Long-term debt, net	528	525
Retirement benefits	1,633	1,420
Other liabilities	205	181
Equity	1,528	1,486
Total liabilities and equity	$5,389	$5,064

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Year Ended September 30
	2011	2010
Operating Activities:
Net income	$634	$561
Adjustments to arrive at cash provided by operating activities:
Restructuring and asset impairment charge (adjustment)	27	(1)
Gain on sale of business	(27)	—
Depreciation	105	112
Amortization of intangible assets	36	37
Stock-based compensation expense	24	24
Compensation and benefits paid in common stock	68	64
Excess tax benefit from stock-based compensation	(7)	(17)
Deferred income taxes	93	86
Pension plan contributions	(113)	(110)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	49	(32)
Inventories	(247)	(96)
Accounts payable	58	43
Compensation and benefits	61	64
Advance payments from customers	(55)	(25)
Product warranty costs	(35)	(34)
Income taxes	59	48
Other assets and liabilities	(73)	(13)
Cash Provided by Operating Activities	657	711

Investing Activities:
Property additions	(152)	(109)
Acquisition of businesses, net of cash acquired	(17)	(96)
Acquisition of intangible assets	(4)	(7)
Proceeds from business divestiture	44	—
Cash provided to customer	(237)	—
Collection of cash provided to customer	237	—
Purchase of short-term investments	—	(21)
Proceeds from sale of short-term investments	20	—
Proceeds from the disposition of property	14	1
Other investing activities	3	—
Cash Used for Investing Activities	(92)	(232)

Financing Activities:
Purchases of treasury stock	(328)	(183)
Cash dividends	(148)	(151)
Repayment of short-term borrowings	(24)	—
Proceeds from the exercise of stock options	22	38
Excess tax benefit from stock-based compensation	7	17
Cash Used for Financing Activities	(471)	(279)

Effect of exchange rate changes on cash and cash equivalents	1	—

Net Change in Cash and Cash Equivalents	95	200
Cash and Cash Equivalents at Beginning of Period	435	235
Cash and Cash Equivalents at End of Period	$530	$435

ROCKWELL COLLINS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

Beginning in the fourth quarter of fiscal year 2011, Government Systems sales have been reclassified into four product categories to provide enhanced clarity of the sales drivers of the business.  The following tables provide Government Systems sales revised to conform to the current year presentation for the years ended September 30, 2009, 2010 and 2011, as well as the four quarters of fiscal year 2010 and 2011:

	Three Months Ended
(in millions)	Dec. 31, 2010	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Full Year 2011
Government Systems sales by product category:
Avionics	$315	$352	$353	$414	$1,434
Communication products	156	190	164	188	698
Surface solutions	106	92	82	97	377
Navigation products	73	82	69	80	304
Government Systems sales	$650	$716	$668	$779	$2,813

	Three Months Ended
(in millions)	Dec. 31, 2009	Mar. 31, 2010	Jun. 30, 2010	Sept. 30, 2010	Full Year 2010
Government Systems sales by product category:
Avionics	303	331	345	410	1,389
Communication products	164	197	186	202	749
Surface solutions	78	94	141	95	408
Navigation products	71	71	82	91	315
Government Systems sales	$616	$693	$754	$798	$2,861

(in millions)	Full Year 2009
Government Systems sales by product category:
Avionics	$1,315
Communication products	541
Surface solutions	370
Navigation products	353
Government Systems sales	$2,579